Exhibit 5.1

Thomas J. Craft, Jr., PL
5420 North Ocean Drive, Suite 2102
Singer Island, FL 33404
Phone: (561) 317-7036

April 13, 2011
U.S. Securities and Exchange Commission
100 F Street, NW
Washington, DC 20549

Re:	Delta Seaboard International, Inc.
Commission File No. 0-50912
Registration Statement on Form S-8

Gentlemen:

I have been requested by Delta Seaboard International, Inc.(the "Registrant") to furnish an opinion as to matters hereinafter set forth in connection with this registration statement on Form S-8 under the Securities Act of 1933, as amended (the "Act"), covering a total of 3,000,000 shares of common stock to be registered under the Registrant's 2011 Employee Benefit Plan.

In connection with this opinion, I have reviewed the filings of the Registrant incorporated by reference in this registration statement and have determined that the Registrant is current in its reporting requirements under the Securities Exchange Act of 1934. I have also reviewed other documents of the Registrant and have further determined that the shares when issued will have been legally issued, fully paid and non-assessable. Further, the Registrant has duly authorized the issuance of the shares and the filing of this registration statement on Form S-8 under the Act. I hereby consent to the inclusion of this opinion in the registration statement on Form S-8 being duly filed with the Securities and Exchange Commission.

Very truly yours,

/s/ Thomas J. Craft, Jr. Esq.
Thomas J. Craft, Jr., Esq.

Exhibit 23.1

(Contained in Opinion-Exhibit 5.1)